Exhibit 99.1

FOR IMMEDIATE RELEASE:	NEWS
March 17, 2004	Nasdaq-ACTT

ACT TELECONFERENCING CFO STEPS DOWN FOR PERSONAL REASONS

DENVER (AP)— ACT Teleconferencing, Inc. (NASDAQ NM-ACTT) announced today that Chief Financial Officer Gavin Thomson has announced his resignation from the company, effective March 15, 2004. He is resigning for personal and family reasons.

“I enjoyed my seven years working at the company,” Thomson said. “ACT is a great company and I wish Gene and his management team all the best.”

“We are very grateful to Gavin for his hard work and dedication to the company. He has led us through some challenging times and we appreciate his many contributions to our company,” commented ACT Teleconferencing Chief Executive Officer Gene Warren. “The past two years have been especially demanding for all of us at ACT, but we’re encouraged by the changes that have taken place recently, in part due to Gavin’s hard work. On behalf of the Board, the shareholders, and the employees, I thank Gavin for his tireless efforts on the company’s behalf and wish him well.”

About ACT Teleconferencing

Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video, and web-based conferencing products and services to corporations, educational organizations and governments worldwide. The Company’s headquarters are located in Denver, Colorado, with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, the Netherlands, Singapore, the U.K., and the U.S., and virtual locations in Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa. ACT’s Internet address is www.acttel.com.

Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see ACT’s filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ACT.

CONTACTS:

ACT Teleconferencing, Inc.

Liza Kaiser, IR/Corporate Communications Manager

Ph: 303/235-9000

E-mail: lkaiser@corp.acttel.com

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